EXHIBIT 99.1
                                            PRESS RELEASE DATED OCTOBER 17, 2005
Gold Banc                                                          PRESS RELEASE
CONTACT:           Rick J. Tremblay
                   Chief Financial Officer
                   913.451.8050
                   ricktremblay@goldbanc.com
                                                                www.goldbanc.com
FOR IMMEDIATE RELEASE




                          GOLD BANK SETTLES IRS CLAIMS
                              OVER HOUSING REVENUE
           BOND INVESTMENTS FOR $3.5 MILLION, RECOVERS $4.6 MILLION IN
                 SETTLEMENT OF CLAIMS AGAINST OTHER PARTICIPANTS

     LEAWOOD, Kansas-October 17, 2005---Gold Banc today announced that its Gold Bank Kansas subsidiary had reached three settlements totaling $3.485 million with the Internal Revenue Service over $14.2 million in multi-family housing revenue bonds purchased by the bank. Gold Banc also announced that it had recovered $4.643 million in settlement of claims against two other participants in the bond transactions.

     The bonds were marketed and sold as tax-exempt investments, and the company had previously reported the bonds as high-yield, tax-free investments. The IRS made a proposed determination that the interest paid on the bonds could not be excluded from the gross income of the bank for tax purposes.

     " While we do not agree with the IRS' assertion that the bank owed federal income tax on the interest it received on the bonds, we believe it is in the best interest of the bank to avoid the cost, uncertainty, and distraction that would come from a prolonged legal proceeding," said Mick Aslin, Chief Executive Officer. "It makes more sense for us to move on and continue growing our bank for the benefit of our shareholders, customers and associates, while seeking to recover funds from other parties to the transactions in addition to those we are announcing today," said Aslin.

     The bank will make a single cash payment to cover the three settlements, which were signed on October 17, 2005. The payment will be recorded as a onetime charge for the quarter ended September 30, 2005.

     The bonds were purchased by Gold Bank in 2001 and 2002 and were issued by the City of Lee's Summit, Missouri, the Community Development Authority of the City of Manitowoc, Wisconsin, and the Oklahoma Housing Development Authority. The bonds were part of three larger bond issues totaling $450 million. Gold Bank was first notified about IRS concerns in August, after an examination of the Lee's Summit, Missouri bonds. The bank received similar notices from the IRS in September regarding the Wisconsin and Oklahoma bonds.

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     The bank  received  payments on the bonds in the amount of $1.940  million,
$4.225 million,  $4.375  million,  and $0.828 million in 2002,  2003,  2004, and
2005, respectively. The bank recorded an aggregate impairment loss of $10.846 million on the bonds in 2004, as disclosed in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2004 and its annual report on Form 10-K/A for the year ended December 31, 2004. Gold Banc's Gold Capital Management subsidiary received an aggregate of $450,000 in fees paid out of the proceeds of the three bond issues.

     By entering into the settlement agreements, Gold Bank has resolved any and all claims the IRS may have had against the bank related to the bonds. Certain current and former employees who were involved in the bond transactions were also released from liability by the IRS. Under the settlement agreements, the interest received on the bonds cannot be excluded from the income of the bank for federal income tax purposes. The IRS, however, has agreed that it will not impose any tax, penalties, additions to tax, adjustments, or assessments against the bank. Finally, the bank will not be required to file amended tax returns for the years in which the bank received interest on the bonds.

     For additional information about the bonds and the IRS settlement, please refer to our current report on Form 8-K dated October 17, 2005 filed with the Securities and Exchange Commission.

RELATED SETTLEMENTS

     In separate but related matters, Gold Bank has recovered an aggregate of $4.643 million in settlement of claims it had made against other participants in the bond transactions.

     Gold Bank has entered into a settlement agreement with the trustee of the Oklahoma bonds. As part of the agreement, the trustee made a cash payment of approximately $1.4 million to Gold Bank on September 29, 2005. The agreement was the result of a claim by Gold Bank that the trustee had improperly paid fees and expenses to third parties out of bond proceeds in which the bank had a security interest. The settlement amount, net of a remaining write-off of $0.753 million, will be recorded as other non-interest income in the third quarter of 2005.

     Gold Banc Corporation's corporate counsel also acted as bond counsel in the transactions. The firm issued opinions that, based on certain assumptions and conditions, interest on the bonds was excluded for tax purposes from the gross income of the bondholders. The firm's opinions were a factor relied upon by Gold Bank in purchasing the bonds. Gold Bank made claims against the firm in connection with the bonds, and the firm denied liability arising out of the bond transactions. Gold Bank has agreed to settle its claims against the firm for a total of $3.25 million, consisting of $2.05 million in cash payments by the firm and $1.20 million in structured payments that include discounts on legal fees over a period of up to four years after the date of the settlement. Gold Bank will receive a total of $2.05 million in cash, and has realized $0.150 million in structured payments from the firm as of the date of this release. Of this amount, $1.75 million will be received after the end of the third quarter and is expected to be recorded as income in the fourth quarter of 2005.

CONFERENCE CALL

     Gold Banc has scheduled a conference call for October 21, 2005 at 8:00 a.m.
(CDT) to discuss earnings and results of operations for the third quarter and strategic directions and goals. Information about the call will be provided in the third quarter earnings release. Gold Banc may provide information and respond to questions during the call about the events described in this release.

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ABOUT GOLD BANC

     Gold Banc is a $4.1 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking and asset management services in Florida, Kansas, Missouri and Oklahoma through 32 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.